THE CHEFS' WAREHOUSE, INC.
Reconciliation of Adjusted EBITDA Guidance for Fiscal 2023

(in millions)	Low-End	High-End
Net Income	56.0	61.0
Provision for income taxes	20.5	22.5
Depreciation and amortization	42.0	45.0
Interest expense	38.0	38.0
EBITDA	156.5	166.5
Adjustments:
Stock compensation	17.0	17.0
Duplicate rent	5.0	5.0
Change in earn-out fair value	1.5	1.5
Adjusted EBITDA	$180.0	$190.0